As filed with the Securities and Exchange Commission on December 5, 2012

Registration No. 333-183661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANOPIUS HOLDINGS BERMUDA LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par-La-Ville Road

Hamilton HM11

Bermuda

(441) 292-9905

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliot S. Orol Senior Vice President, General Counsel and Secretary Tower Group, Inc. 120 Broadway (31st Floor) New York, NY 10271 (212) 655-2000	John M. Schwolsky Vladimir Nicenko Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Susan Patschak Canopius Holdings Bermuda Limited Atlantic House, 11 Par-La-Ville Road Hamilton HM11 Bermuda (441) 292-9905	Alan Bossin Appleby (Bermuda) Limited Canon’s Court, 22 Victoria Street, P.O. Box HM 1179 Hamilton HM EX Bermuda (441) 298-3536	Joseph L. Seiler III Drinker Biddle & Reath LLP 1177 Avenue of the Americas New York, NY 10036 (212) 248-3140

Approximate date of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common shares, par value $0.01 per share	$47,601,524.53	N/A	$667,230,345.55	$76,464.60

(1)	This registration statement covers the maximum number of common shares, par value $0.01 per share (“common shares”), of Canopius Holdings Bermuda Limited, which will be renamed Tower Group International, Ltd. (“Tower Ltd.”) concurrent with the completion of the merger described herein, that may be issued as part of the proposed merger described herein to the holders of the outstanding common stock, par value $0.01 per share (“common stock”), of Tower Group, Inc., a Delaware corporation (“Tower”), and to holders of Tower’s outstanding equity awards.
(2)

Based on the maximum number of Tower Ltd. common shares that may be issued as part of the proposed merger described herein, calculated as the product of (a) a maximum stock conversion number of approximately 1.2121 Tower Ltd. common shares for each whole share of Tower common stock multiplied by (b) the sum of (i) 38,416,415 shares of Tower common stock outstanding as of the close of business on November 30, 2012 and (ii) 855,530 shares of Tower common stock issuable pursuant to options outstanding as of the close of business on November 30, 2012. The stock conversion number is calculated based on several variables, the value of which is still being determined.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act. Such amount equals the product of (a) 39,271,945 (the sum of items (b)(i) and (ii) in footnote 2), and (b) $16.99, the average of the high and low sales prices for Tower common stock as reported on The NASDAQ Global Select Market on November 30, 2012.
(4)	Calculated as follows: (a) $667,230,345.55, the proposed maximum offering price for the Tower Ltd. common shares being registered pursuant to the registration statement, multiplied by (b) 0.00011460. Such amount was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement of Canopius Holdings Bermuda Limited (File No. 333-183661) is being filed solely for the purpose of re-filing Exhibits 5.1 and 23.1 to this Registration Statement, and no other changes or additions are being made hereby to this Registration Statement. Accordingly, the proxy statement/prospectus that forms a part of this Registration Statement has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Bye-law 44 of the Tower Ltd. amended and restated bye-laws provide that: (a) the directors, officers, employees and agents of Tower Ltd. and any of its subsidiaries, and their heirs, executors and administrators (each such person referred to as an “Indemnified Person”), shall be indemnified and secured harmless out of the assets of Tower Ltd. from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Tower Ltd. shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Tower Ltd. shall be placed out on or invested, or for any other loss, misfortune or damage that may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Companies Act; (b) expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by any director, officer or employee of Tower Ltd. in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by Tower Ltd. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Tower Ltd.; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by Tower Ltd., then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

Bye-law 45 of the Tower Ltd. amended and restated bye-laws provides that each of Tower Ltd. and each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Tower Ltd., against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Tower Ltd., provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

It is also expected that Tower Ltd. and its directors and executive officers will enter into agreements providing for the indemnification of, and advancement of expenses to, such directors and executive officers to the fullest extent permitted under Bermuda law.

Item 21.	Exhibit and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

2.1†	Agreement and Plan of Merger, dated as of July 30, 2012, among Tower Group, Inc., the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-1 to the proxy statement/prospectus)

2.2†	Amendment No. 1 to Agreement and Plan of Merger dated November 8, 2012, among Tower Group, Inc, the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-2 to this proxy statement/prospectus)

3.1†	Memorandum of Association of the Registrant

3.2†	Current Bye-laws of the Registrant

3.3†	Form of Bye-laws of the Registrant to be effective following the merger (included as Annex C to the proxy statement/prospectus)

4.1†	Specimen of Common Share Certificate of the Registrant

5.1*	Opinion of Appleby (Bermuda) Limited regarding the legality of Registrant’s common shares

10.1†	Master Transaction Agreement, dated as of April 25, 2012, between the Registrant, Canopius Mergerco, Inc., Condor 1 Corporation, Canopius Group Limited and Tower Group, Inc. (included as Annex B to the proxy statement/prospectus)

10.2†	Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.3†	Endorsement Number 1 to Quota Share Resinsurance Agreement dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.4†	Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited

10.5†	Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited

10.6†	Letter Agreement, dated as of July 30, 2012, among Canopius Holdings Bermuda Limited, Canopius Mergerco, Inc., Condor 1 Corporation and Tower Group, Inc.

10.7†	Form of amended Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.8†	Form of amended Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.9†	Form of amended Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.10†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2010 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

Exhibit Number	Description of Exhibits

10.11†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2011 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.12†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2012 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.13†	Form of agreement entitled “Funds at Lloyd’s Providers’ Deed” by and between Canopius Bermuda Limited, Omega Insurance Specialty Insurance Company Limited, Canopius Capital Two Limited, Flectat Limited, Canopius Managing Agents Limited, and Canopius Holdings Bermuda Limited, expected to be effective prior to the closing of third party sale of Canopius Bermuda.

10.14†	Form of commutation agreement by and between Tower Insurance Company of New York and Flectat Limited concerning a quota share reinsurance relating to Flectat Limited’s participation on Syndicate 4444 for the 2011 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

10.15†	Form of commutation agreement by and between Tower Insurance Company of New York and Canopius Capital Eleven Limited concerning a quota share reinsurance relating to Canopius Capital Eleven Limited’s participation on Syndicate 4444 for the 2012 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

21.1†	List of subsidiaries of the Registrant

23.1*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

23.2†	Consent of PricewaterhouseCoopers, LLP

23.3†	Consent of PricewaterhouseCoopers, Chartered Accountants

23.4†	Consent of Johnson Lambert LLP

24.1†	Power of Attorney (included on signature page)

99.1†	Consent of persons named as about to become a director of the Registrant

99.2†	Form of Proxy Card for Tower Group, Inc.

99.3†	Consent of Barclays Capital Inc.

†	Previously filed.
*	Filed herewith.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda, on the 5th day of December, 2012.

CANOPIUS HOLDINGS BERMUDA LIMITED

By:	/s/ Susan J. Patschak
Name: Susan J. Patschak
	Title:	Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Robert D. Law
Name: Robert D. Law
	Title:	Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ Susan J. Patschak Susan J. Patschak	Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2012

/s/ Robert D. Law Robert D. Law	Director (Principal Financial Officer and Principal Accounting Officer)	December 5, 2012

/s/ Michael C. Watson Michael C. Watson	Chairman and Director	December 5, 2012

* Andre Perez	Director	December 5, 2012

*By:	/s/ Susan J. Patschak
Susan J. Patschak, as Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1†	Agreement and Plan of Merger, dated as of July 30, 2012, among Tower Group, Inc., the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-1 to the proxy statement/prospectus)

2.2†	Amendment No. 1 to Agreement and Plan of Merger dated November 8, 2012, among Tower Group, Inc, the Registrant, Canopius Mergerco, Inc. and Condor 1 Corporation (included as Annex A-2 to this proxy statement/prospectus)

3.1†	Memorandum of Association of the Registrant

3.2†	Current Bye-laws of the Registrant

3.3†	Form of Bye-laws of the Registrant to be effective following the merger (included as Annex C to the proxy statement/prospectus)

4.1†	Specimen of Common Share Certificate of the Registrant

5.1*	Opinion of Appleby (Bermuda) Limited regarding the legality of Registrant’s common shares

10.1†	Master Transaction Agreement, dated as of April 25, 2012, between the Registrant, Canopius Mergerco, Inc., Condor 1 Corporation, Canopius Group Limited and Tower Group, Inc. (included as Annex B to the proxy statement/prospectus)

10.2†	Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.3†	Endorsement Number 1 to Quota Share Reinsurance Agreement dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited

10.4†	Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited

10.5†	Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited

10.6†	Letter Agreement, dated as of July 30, 2012, among Canopius Holdings Bermuda Limited, Canopius Mergerco, Inc., Condor 1 Corporation and Tower Group, Inc.

10.7†	Form of amended Quota Share Reinsurance Agreement, dated as of December 30, 2009, by and between Canopius Bermuda Limited and Canopius Capital Two Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.8†	Form of amended Quota Share Reinsurance Agreement, dated as of December 15, 2010, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.9†	Form of amended Quota Share Reinsurance Agreement, dated as of December 1, 2011, by and between Canopius Bermuda Limited and Flectat Limited, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.10†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2010 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

Exhibit Number	Description of Exhibits

10.11†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2011 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.12†	Form of Quota Share Reinsurance Agreement by and between Canopius Bermuda Limited and Omega Insurance Specialty Insurance Company Limited relating to the 2012 underwriting year of account, expected to be effective prior to closing of third party sale of Canopius Bermuda.

10.13†	Form of agreement entitled “Funds at Lloyd’s Providers’ Deed” by and between Canopius Bermuda Limited, Omega Insurance Specialty Insurance Company Limited, Canopius Capital Two Limited, Flectat Limited, Canopius Managing Agents Limited, and Canopius Holdings Bermuda Limited, expected to be effective prior to the closing of third party sale of Canopius Bermuda.

10.14†	Form of commutation agreement by and between Tower Insurance Company of New York and Flectat Limited concerning a quota share reinsurance relating to Flectat Limited’s participation on Syndicate 4444 for the 2011 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

10.15†	Form of commutation agreement by and between Tower Insurance Company of New York and Canopius Capital Eleven Limited concerning a quota share reinsurance relating to Canopius Capital Eleven Limited’s participation on Syndicate 4444 for the 2012 year of account, expected to be effective prior to the closing of the third party sale of Canopius Bermuda.

21.1†	List of subsidiaries of the Registrant

23.1*	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

23.2†	Consent of PricewaterhouseCoopers, LLP

23.3†	Consent of PricewaterhouseCoopers, Chartered Accountants

23.4†	Consent of Johnson Lambert LLP

24.1†	Power of Attorney (included on signature page)

99.1†	Consent of persons named as about to become a director of the Registrant

99.2†	Form of Proxy Card for Tower Group, Inc.

99.3†	Consent of Barclays Capital Inc.

†	Previously filed.
*	Filed herewith.